EXHIBIT 3.2(B)
                            AMENDMENT TO THE BY-LAWS
                                OF GTJ REIT, INC.


     1. Article 3 of the By-Laws of GTJ REIT, Inc. (the "Corporation") is hereby amended to include a new Section 3.19 to read as follows:

          Section 3.19 Nomination of Directors. The Board of Directors at a special or regular meeting shall be entitled to nominate one or more persons to act as a director or directors of the corporation with respect to any directorship or directorships the term of which has or have expired or will expire. Such nominee or nominees may in the discretion of the Board be the person or persons who held or hold such directorship or directorships.

     2. Except as herein amended, the By-Laws of the Corporation remain in full force and effect.

                                                   /s/ Douglas A. Cooper
                                                --------------------------------
                                                Douglas A. Cooper
                                                Secretary